UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. _____)

Check the appropriate box:

X	Preliminary Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

Definitive Information Statement

Juno Lighting, Inc.

(Name of Registrant As Specified In Its Charter)

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X	No fee required

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and
Identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JUNO LIGHTING, INC.
1300 South Wolf Road
P.O. Box 5065
Des Plaines, Illinois 60017-5065
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INFORMATION STATEMENT
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WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Introduction

This Information Statement is being furnished to you as a stockholder of Juno Lighting, Inc.("Juno") to provide you with information regarding an action taken by written consent of the holders of a majority of our issued and outstanding voting securities on _____, 2004. This Information Statement is furnished for you information only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Section 228(e) of the Delaware General Corporation Law. Our Board of Directors is not soliciting any proxies or consents from any stockholders in connection with the actions described herein. The holders of a majority of the shares of each class of Juno's outstanding stock, on an as converted basis have consented in writing to the amendment and restatement of Juno's certificate of incorporation described herein. The amendment and restatement described in this Information Statement will take effect when filed with the Secretary of State of the State of Delaware.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

This Information Statement is being mailed on or about June [24], 2004.

Summary of Action Taken

On May 18, 2004, a special committee of our Board of Directors and our Board of Directors as a whole unanimously approved, subject to final approval by the special committee, stockholder approval and fulfillment of our statutory obligations, an amendment and restatement of our certificate of incorporation, which (as more fully described below):
-	reduces the stated amount (or liquidation preference) of Juno's outstanding preferred stock by the amount of certain dividends paid on our preferred stock,

-	adjusts the applicable annual dividend percentage payable on the reduced stated
amount to 11% through November 2005 and, to the extent dividends are accrued but not paid after November 2005, 12% thereafter,

-	subject to certain conditions, allows for deferral of accrued dividends on the preferred stock and deferral of conversion of accrued dividends into common stock until the earliest of (1)
30 days after the termination or replacement of Juno's recently completed credit facility or elimination of dividend payment restrictions thereunder (but in no event before July 1, 2008),
(2) occurrence of a change in control or liquidation transaction, (3) redemption of the preferred stock or (4) July 1, 2011, and
Page 1

-	requires that decisions regarding deferral of dividend payments and redemption of the preferred stock be approved by Juno's independent directors.

The full text of the Amended and Restated Certificate of Incorporation (the "Amended Certificate of Incorporation") is attached to this Information Statement as Exhibit A.

On _______, 2004, holders of a majority of our issued and outstanding voting securities (and each class thereof, on an as converted basis) took action by written consent to approve the Amended Certificate of Incorporation.

Record Date

Juno stockholders as of May 21, 2004 are entitled to receive notice of the action by stockholder written consent described in this Information Statement. As of such date, Juno's outstanding capital stock comprised shares of its common stock, par value $0.001 per share, and shares of its preferred stock, par value $0.001 per share, including shares of its Series A convertible preferred stock and shares of its Series B convertible preferred stock. As of May 21, 2004, 2,637,635 shares of Juno common stock were outstanding and 1,063,500 shares of preferred stock were outstanding (which were equivalent to 6,018,341 shares of common stock on an as-converted basis as of such date).

Consent Required

The amendment of Juno's certificate of incorporation requires the approval of the holders of a majority of both the shares of common stock, on an as -converted basis, and the shares of preferred stock. Each share of Juno common stock outstanding on the date of the action by written consent entitled its holder to one vote as to the matter submitted for stockholder action. Each holder of Juno preferred stock outstanding on that date was entitled to one vote as to the matter submitted for stockholder action for each whole share of Juno common stock that would have then been issuable to such holder upon the conversion of all the shares of Juno preferred stock held by such holder on such date.

Fremont Investors I, LLC ("Fremont Investors"), which obtained control of Juno in 1999 in a recapitalization transaction is (together with its affiliates) the holder of over 98% of our preferred stock and, on an as converted basis, over 75% of our common stock. As a result, approval of the Amended Certificate of Incorporation can be determined by Fremont Investors and its affiliates, without the consent or action of any of our other stockholders, other than T. Tracy Bilbrough, our Chief Executive Officer and sole holder of our Series B convertible preferred stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of May 31, 2004, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by each person known to Juno to be the beneficial owner of more than five percent of the outstanding shares of common stock or preferred stock:

			Percentage of Outstanding
	Shares Beneficially Owned		Shares Beneficially Owned

Name and Address	Common	Preferred	Common	Preferred

Fremont Investors I, L.L.C. (1)
199 Fremont Street, Suite 2300
San Francisco, CA 94105	6,522,807	1,051,970	75.7%	(2) 98.2%

David C. Abrams (5)
222 Berkeley Street, 22nd Floor 3
Boston, MA 02116	486,546	0	19.0%	0%

John P Pecora (6)
130 Montadale Drive
Princeton, NJ 08540	332,548	0	12.7%	0%

Royce & Associates, LLC (7)
1414 Avenue of the Americas
New York, NY 10019	147,400	0	5.8%	0%

(1)

Based on a Schedule 13D/A filed on March 5, 2004, by Fremont Investors I, L.L.C. ("Fremont LLC"), Fremont Partners, L.P. ("Fremont LP"), FP Advisors, L.L.C. ("FP Advisors"), Fremont Group, L.L.C. ("Fremont Group"), Fremont Investors, Inc. ("Fremont Inc."), Fremont Investors I CS, L.L.C. ("Fremont CS LLC") and Fremont Partners, L.L.C. Fremont LLC beneficially owns and exercises the power to vote or direct the disposition of, 1,051,590 shares of Series A convertible preferred stock. Each of (a) Fremont LP, the managing member of Fremont LLC and of Fremont CS LLC, (b) FP Advisors, the general partner of Fremont LP, (c) Fremont Group, the managing member of FP Advisors, and (d) Fremont Inc., the manager of Fremont Group, exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of (i) 1,051,590 shares of Series A convertible preferred stock owned by Fremont LLC and (ii) 597,866 shares of common stock owned by Fremont CS LLC. In addition, Fremont Group and Fremont Inc. exercise shared power to vote or direct the vote and shared power to dispose or direct the disposition of the 380 shares of Series A convertible preferred stock owned by Fremont Partners, L.L.C. Each of the above parties, as part of a "group" under Exchange Act Rule 13d-5(b)(1), may be deemed to beneficially own 1,051,970 shares of preferred stock and 597,866 shares of common stock, which is equivalent to 6,552,807 shares of common stock on an as-converted basis as of May 31, 2004. As of May 31, 2004, each share of Series A convertible preferred stock was convertible into 5.66 shares of common stock.

(2)

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, the 5,954,941 shares of common stock that such parties may obtain as of May 31, 2004 by converting the 1,051,970 shares of Preferred Stock that they own are deemed outstanding Common Stock for the purpose of computing the percentage of common stock owned by such parties, but not for the purpose of computing the percentage of Common Stock owned by any other person.

(3)

Based on a Schedule 13G/A filed on February 13, 2004 by Abrams Capital, LLC ("Abrams LLC"), Abrams Capital Partners II, LP ("Abrams II") and David C. Abrams. Abrams LLC beneficially owns and exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of 456,227 shares of common stock. This amount includes shares beneficially owned by Abrams II and other private investment partnerships of which Abrams LLC is the general partner with shared power to vote or direct to the vote or dispose or direct the disposition of a portion of the total number of shares beneficially owned. David C. Abrams, the managing member of Abrams LLC, beneficially owns and exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of 485,846 shares of Common Stock, which includes the 456,227 shares of common stock reported by Abrams LLC and shares owned by a private investment corporation which bay be deemed to be controlled by Mr. Abrams.

(4)	Based on a Schedule 13D filed on June 1, 2004 by John P. Pecora.

(5)	Based on a Schedule 13G/A filed on February 3, 2004 by Royce & Associates.

Directors' and Executive Officers' Stock Ownership

The following table sets forth, as of May 31, 2004, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by: (i) each director, (ii) the executive officers named in the Summary Compensation Table incorporated by reference in Juno's Annual Report on Form 10-K for the fiscal year ending November 30, 2003, and (iii) all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of common stock and preferred stock listed below, except as otherwise indicated.

			Percentage of Outstanding Shares
	Shares Beneficially Owned		Beneficially Owned

Name	Common(1)	Preferred(2)	Common(3)	Preferred

Robert Jaunich II (4)(7)	6,552,807	1,051,970	75.7%	98.92%
Mark N. Williamson (4)(7)	6,552,807	1,051,970	75.7%	98.92%
T. Tracy Bilbrough (5)	347,547	3,500	4.02%	*
Richard J. Marshuetz(4)	0	0	*	*
Michael M. Froy (4)	9,000	0	*	*
Edward LeBlanc (4)	2,820	0	*	*
Glenn R. Bordfeld (6)	64,863	750	*	*
George J. Bilek (6)	72,048	1,000	*	*
Daniel S. Macsherry (6)	32,648	0	*	*
William Allen Fromm (6)	20,742	0	*	*
All Juno directors and executive officers
as a group (14 persons)(8)	7,297,296	1,058,820	84.30%	99.56%

(1)

The shares of common stock listed in this column include shares of common stock that the following individuals have the right to acquire within 60 days pursuant to stock options: (a) Mr. Bilbrough's 300,000 shares; (b) Mr. Bordfeld's 49,000 shares; (c) Mr. Bilek's 35,375 shares; (d) Mr. Macsherry's 22,031 shares; (e) Mr. DalleMolle's 14,100 shares; and (f) Mr. Fromm's 17,625 shares. The shares of common stock listed in this column also include shares of common stock that the individuals listed in the table have the right to acquire within 60 days upon conversion of the shares of preferred stock they own as set forth in the third column of this table. As of May 31, 2004, each share of Series A convertible preferred stock was convertible into 5.66 shares of common stock and each share of Series B convertible preferred stock was convertible into 5.13 shares of common stock.

(2)	All shares of preferred stock are Series A convertible preferred stock except for the 3,500 shares of preferred stock held by Mr. Bilbrough which are Series B convertible preferred stock.

(3)

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares of the Company's preferred stock owned by a person that may be converted into common stock shall be deemed outstanding common stock for the purpose of computing the percentage of common stock owned by such person but not for the purpose of computing the percentage of common stock owned by any other person.

(4)	Director

(5)	Executive Officer and Director

(6)	Executive Officer

(7)

Mr. Jaunich is President and Chief Executive Officer of Fremont I and Mr. Williamson is Vice President and Treasurer of Fremont I. Messrs. Jaunich and Williamson are each Managing Directors of Fremont LP. They each may be deemed to have beneficial ownership of the 597,866 shares of common stock and 1,051,970 shares of Series A convertible preferred stock deemed to be beneficially owned by Fremont LLC and its affiliates, but each disclaims any such beneficial ownership. The business address of Messrs. Jaunich and Williamson is 199 Fremont Street, Suite 2300, San Francisco, California 94105.

(8)

Includes 581,381 shares of common stock that nine executive officers have the right to acquire within 60 days of May 31, 2004 pursuant to stock options and 36,908 shares of common stock that the nine persons named in the table above have the right to acquire within 60 days upon conversion of the shares of preferred stock that they own.

Less than 1%

AMENDMENT AND RESTATEMENT OF
JUNO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Background and Purpose

On an ongoing basis, Juno's Board of Directors has considered and analyzed Juno's financial condition, financing needs, financing arrangements, the status of financing markets, and potential financing alternatives and alternative transactions available to Juno, including opportunities to provide liquidity to Juno's stockholders. At a meeting held March 18, 2004, Juno's Board of Directors had preliminary discussions regarding a transaction to refinance Juno's then-existing credit facility, redeem Juno's 11-7/8% Senior Subordinated Notes and pay a one-time cash dividend to Juno's stockholders.

At the March 18, 2004 meeting, the Board of Directors requested that Fremont Investors submit a proposal for amending the terms of the outstanding convertible preferred stock to facilitate the refinancing on terms that would be favorable to Juno.

At the March 18, 2004 meeting, the Board of Directors designated a special committee, comprising Daniel DalleMolle and Edward LeBlanc (the "Special Committee"), to evaluate Fremont Investors' proposed amendment, to consider the fairness of such amendment to Juno and its stockholders and to negotiate the terms of any such amendment on behalf of the Board of Directors. Messrs. DalleMolle and LeBlanc are independent directors under criteria specified by the Nasdaq Stock Market's rules. Mr. DalleMolle died on April 20, 2004 and Juno's Board of Directors thereafter reconfirmed the authority of the remaining member of the Special Committee to act with full power as sole member of the Special Committee.

At the March 18, 2004 meeting, the Board of Directors authorized the Special Committee to engage attorneys and advisors to assist with the committee's mandate. The Special Committee promptly retained Duff & Phelps, LLC as financial advisor and Richards, Layton & Finger, P.A. as independent legal counsel.

Subsequent to the March 18, 2004 board meeting, Fremont Investors submitted a proposal which contemplated a reduction in the "stated amount" of the convertible preferred stock to reduce the convertible preferred stock's preference upon a liquidation or change-in-control of Juno following payment of the one-time cash dividend. Because dividends on the convertible preferred stock are calculated by multiplying the dividend rate by the applicable stated amount and Fremont Investors was agreeing to a deferral of dividend payments, the proposal also contemplated an increase in the dividend rate percentage.

After submission of Fremont Investors' proposal, Fremont Investors and the Special Committee negotiated the terms of an amendment to the certificate of incorporation. Over the course of several negotiating sessions, the Special Committee obtained terms more favorable to Juno and its public stockholders than those initially proposed by Fremont Investors. Specifically, these negotiations resulted in the decision to amend the proposed terms of the preferred stock in the following manner:
-

Defer cash dividends to facilitate the refinancing. The existing terms of the preferred stock, provide for quarterly cash dividends, beginning on August 31, 2004. Because of the substantial amount of these quarterly cash dividends, the requirement to pay cash would likely be viewed negatively by potential credit financing sources and would likely negatively affect the pricing of any refinancing transaction, if any such transaction could be consummated at all. In response to these concerns, the Special Committee obtained the right for Juno to defer payment of these quarterly cash dividends for up to seven years, or until payment is permitted under the new credit facility or the new credit facility is replaced, subject to certain exceptions.

Page 5
-

Defer conversion of deferred cash dividends to avoid dilution. As noted above, Juno gained the right to defer cash dividends for up to seven years. Under the existing terms of the preferred stock, accrued and unpaid dividends are converted into shares of common stock upon conversion of the preferred stock. Therefore, if Juno deferred the payment of cash dividends as permitted by the amendment discussed above, the preferred stockholders would become entitled to convert unpaid dividends into shares of common stock overtime upon conversion of the preferred stock. To protect against potential dilution to the common stockholders, the Special Committee obtained a deferral of the preferred stockholders' right of conversion with respect to these deferred cash dividends. Generally, the preferred stockholders may not convert these deferred cash dividends in the first four years and not until 30 days after the credit facilities are repaid or refinanced.

-

Grant independent directors the power to control key decisions regarding deferral and redemption. The Special Committee obtained certain safeguards regarding the way in which Juno will decide whether to pay or defer dividends and whether to redeem the preferred stock. Specifically, the amendment requires that these decisions be made by directors who are independent under Nasdaq rules.

The Special Committee and Juno's Board of Directors believe the modifications to the existing terms of the convertible preferred stock contained in the proposed amendment and restatement of Juno's certificate of incorporation (the "Amended Certificate of Incorporation"), taken as a whole, represent a diminution in the existing rights of the preferred stockholders. For a more detailed description of the terms of the amendment, see "The Amended Certificate of Incorporation," below.

During and at the conclusion of these negotiations, the Special Committee consulted frequently with its financial advisor and independent counsel. Additionally, the Special Committee obtained information and analyses from Juno's management.

On May 17, 2004 the Special Committee received the preliminary report and opinion of Duff & Phelps that the proposed transaction was fair to the public stockholders of Juno, from a financial point of view. However, it was noted that changes were still being made in the documents, so that receipt of a final opinion and final approval by the Special Committee was deferred until the documents were finalized. On May 18, 2004, the Board of Directors approved the Amended Certificate of Incorporation, subject to stockholder approval and final approval by the Special Committee. Subsequently, on May 21, 2004, Fremont Investors and the Special Committee negotiated the final documents. Thereafter, on May 21, 2004, Duff & Phelps delivered its written opinion addressed to the Special Committee that, as of that date, in light of the Amended Certificate of Incorporation, the refinancing, redemption of notes and one-time cash dividend were fair to the public holders of Juno's common stock from a financial point of view. Upon receipt of the written opinion from Duff & Phelps on May 21, 2004, the Special Committee gave its final approval.

On May 21, 2004, as part of the refinancing, Juno entered into a new credit agreement providing for an aggregate of $245 million in facilities consisting of a $30 million revolving credit facility, a $165 million first lien delayed draw term loan and a $50 million second lien term loan. The second lien term loan was funded and the proceeds were used to retire Juno's previously-existing credit facility. Juno expects to use the remaining proceeds, together with proceeds of the first lien delayed draw term loan, to redeem its $125 million of 11-7/8% Senior Subordinated Notes, pay a one-time cash dividend to its preferred and common stockholders of $60 million in the aggregate and fund working capital requirements. Funding of the first lien delayed draw term loan is subject to various conditions, including the absence of any default or material adverse change and compliance with financial covenants. Juno's Board of Directors has not yet declared the one-time cash dividend described above.

On _________, 2004 the stockholders acted by written consent to approve the amendment.

The Amended Certificate of Incorporation

The Amended Certificate of Incorporation reflects the terms of Juno's Series B preferred stock, which were previously set forth in a separate certificate of designation, and includes amendments to the terms of both the Series A and Series B preferred stock regarding:
-	the stated amounts (or liquidation preferences) and conversion prices,

-	the dividend rates,

-	the deferral of cash dividend payments,

-	the redemption of preferred stock, and

-	the conversion of deferred cash dividends.

This section of the Information Statement describes the material modifications to Juno's certificate of incorporation provided for by the Amended Certificate of Incorporation. The description in this section is not exhaustive and you should read the Amended Certificate of Incorporation, carefully and in its entirety for a more complete understanding of the rights and preferences of Juno's preferred stock. The complete text of the Amended Certificate of Incorporation is attached to this Information Statement as Exhibit A and is incorporated by reference into this Information Statement.

Stated Amounts (or Liquidation Preferences) and Conversion Prices. The Amended Certificate of Incorporation sets forth the "stated amounts," or liquidation preferences, of $148.59 (in the case of the Series A convertible preferred stock) and $134.59 (in the case of the Series B convertible preferred stock). Prior to the amendment, the stated amount of both the Series A and Series B convertible preferred stock was defined as $100 adjusted to include paid-in-kind dividends which accrued from the respective original issuance date through May 31, 2004. The increase in the specified quantitative amount from $100 to $148.59 (in the case of the Series A preferred stock) and $134.59 (in the case of the Series B preferred stock) reflects the accrued paid-in-kind dividends through May 31, 2004.

The provisions of the Amended Certificate of Incorporation setting forth the revised stated amount also provide for a reduction in the stated amounts of the Series A and Series B convertible preferred stock in the event of any extraordinary cash dividend paid to the holders of such stock paid prior to July 31, 2004. This adjustment is a dollar for dollar reduction in per share stated amount based on the per share dividend amount. Additionally, if the stated amount is reduced as described above, the Amended Certificate of Incorporation provides for an automatic immediate proportional reduction in the conversion price then in effect. For example, if the stated amount is reduced by 20%, then, under the terms of Amended Certificate of Incorporation the conversion price is automatically reduced by 20%. This adjustment applies only to the conversion price with respect to the stated amount and not the conversion price with respect to accrued but unpaid cash dividends.

Prior to the amendment, the terms of both the Series A and Series B convertible preferred stock did not provide for an adjustment of their respective stated amounts or conversion prices in the event of extraordinary dividends.

Dividend Rates. The Amended Certificate of Incorporation provides that, after May 31, 2004, the holders of Series A and Series B preferred stock are entitled to receive quarterly cash dividends on the last day of each fiscal quarter (ending in August, November, February and May) in an amount equal to the greater of:

-

dividends which would have been payable to such holders in such quarter had they converted such shares of preferred stock into common stock immediately prior to the record date of any dividend declared on the common stock during the quarter, or

-	the applicable specified convertible preferred stock dividend rate then in effect.

Under the terms of the Amended Certificate of Incorporation, the specified convertible preferred stock dividend rates are as follows:
-	for dates on or before November 30, 2005, 2.75% of the stated amount then in effect,

-	for dates occurring after November 30, 2005 and on or before the date of a refinancing (as defined in the Amended Certificate of Incorporation), 3% of the stated amount then in effect, and

-	for dates occurring after November 30, 2005 and after a refinancing of the new credit facility, 2.75% (3% in the event payment of such dividends are deferred) of the stated amount then in effect.

In determining the amount of dividends accrued or accumulated as of any date that is not the last day of a fiscal quarter (including, in connection with any redemption, liquidation or conversion not effected on the last day of a fiscal quarter), the Amended Certificate of Incorporation requires calculation of such amount on the basis of the actual number of days elapsed from and including the last day of the preceding fiscal quarter to the date as of which such determination is made. The Amended Certificate of Incorporation also provides, subject to certain conditions, for the deferral of Juno's payment of the convertible preferred stock cash dividends as described below.

Prior to the amendment of Juno's certificate of incorporation, after May 31, 2004 (in the case of the Series A convertible preferred stock) and November 30, 2004 (in the case of the Series B convertible preferred stock), the holders of the Series A and Series B convertible preferred stock were entitled to quarterly cash dividends on the last day of each fiscal quarter (ending in August, November, February and May) in an amount equal to the greater of:
-

dividends which would have been payable to such holders in such quarter had they converted such shares of preferred stock into common stock immediately prior to the record date of any dividend declared on the common stock during the quarter, or

-	2% of the applicable stated amount of such convertible preferred stock then in effect.

The table below illustrates the expected quarterly per share dollar amount of the convertible preferred stock cash dividend with and without giving effect to the Amended Certificate of Incorporation.

	No Adjustment	Reduction in Stated Amount & 2.75% quarterly dividend rate	Reduction in Stated Amount & 3% quarterly dividend rate
Series A convertible preferred stock	$ 2.97	$ 3.02	$ 3.29
Series B convertible preferred stock	2.69	2.73	2.98

These amounts are approximations and are subject to change based on the number of outstanding shares of common stock on the record date for the one-time cash dividend and the amount of the one-time cash dividend.

Deferral of Cash Dividend Payments. Under the terms of the Amended Certificate of Incorporation, Juno can defer payment of the convertible preferred stock cash dividends as follows:
-

dividends accruing on a date occurring on or before the deferred dividend due date (as defined in the Amended Certificate of Incorporation) may be deferred, in whole or in part, at the election of a majority of the independent directors (as defined in the Amended Certificate of Incorporation) until the deferred dividend due date; and

-	dividends accruing on a date occurring after the deferred dividend due date may be deferred, in whole or in part, only at the election of a majority of the independent directors.

Additionally, any dividend accruing after the date of a refinancing that is deferred accrues in an amount equal to 3% of the stated amount then in effect (rather than 2.75%). To the extent the convertible preferred stock cash dividends are deferred pursuant to the foregoing provisions, the Amended Certificate of Incorporation allows Juno to pay such accrued but unpaid dividends, only upon the affirmative vote of a majority of the independent directors.

The Amended Certificate of Incorporation defines "deferred dividend due date" as the earliest of:
-

if the credit facilities no longer prohibit Juno from paying cash dividends on the preferred stock or a refinancing has occurred, the later of (1) the date that is 30 days after the effective date of such refinancing and (2) July 1, 2008 (in the case of the Series A preferred stock) and December 1, 2008 (in the case of the Series B preferred stock),

-	any redemption date with respect to the convertible preferred stock,

-	the date of any liquidation, dissolution or winding up of Juno,

-	the date of consummation of a change of control transaction, and

-	June 30, 2011.

The Amended Certificate of Incorporation defines "credit facilities" as the $245.0 million Senior Secured Credit Facilities arranged by Wachovia Capital Markets, LLC, comprised of a 5-year $30.0 million Revolving Credit Facility, a 6.5-year $165.0 million First Lien Term Loan, and a 7-year $50.0 million Second Lien Term Loan, as such may be amended from time to time. However, if any amendment to the credit facilities could delay the deferred dividend due date, the amendment constitutes a termination or replacement of the credit facilities (and is considered a refinancing for purposes of determining Juno's ability to defer dividends and the applicable rate of such dividends).

The Amended Certificate of Incorporation provides that a "refinancing" occurs when the credit facilities are terminated, replaced or superceded.

Under the Amended Certificate of Incorporation, the term "independent directors" has the meaning ascribed by NASD Rule 4200(a)(15) (or any successor rule or, if the Nasdaq is not the primary quotation system for Juno's common stock, any similar rule of the principal U.S. national securities exchange, trading market or quotation system for the common stock).

Prior to the amendment, Juno's certificate of incorporation provided for quarterly cash dividends and did not expressly provide Juno the ability to defer such dividends.

Redemption of Preferred Stock. Under the terms of the Amended Certificate of Incorporation, any determination with respect to the exercise of the redemption rights provided therein with respect to the convertible preferred stock shall be made solely by the affirmative vote of a majority of the independent directors. Prior to the amendment, Juno's certificate of incorporation did not specify how decisions regarding redemption of the convertible preferred stock would be determined.

Conversion of Deferred Cash Dividends. The Amended Certificate of Incorporation allows for the conversion of deferred convertible preferred stock cash dividends into shares of Juno's common stock at the election of the holder of the applicable shares of convertible preferred stock. The number of shares of common stock issuable upon conversion of accrued but unpaid convertible preferred stock cash dividends is determined by dividing the amount of the accumulated but unpaid dividends by $26.25 as may be adjusted pursuant to the terms of the Amended Certificate of Incorporation. However, the issuance of any shares of common stock otherwise issuable upon the conversion of accumulated but unpaid dividends shall be deferred until the deferred dividend due date. Prior to the amendment, under Juno's certificate of incorporation, accumulated but unpaid convertible preferred stock cash dividends converted into shares of Juno's common stock upon conversion of the applicable shares of convertible preferred stock for which such unpaid dividend accrued.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This Information Statements contains various forward-looking statements that are not statements of historical events. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "plans", "believes", "anticipates", "expects" and "intends", or the negative of such terms and similar terminology. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: Juno's Board of Director's declaration and payment of a one-time cash dividend, filing of the Amended Certificate of Incorporation, economic conditions generally (including, market interest rates), the condition of financing and capital markets, Juno's ability to comply with the terms of the new credit agreement and satisfy specified financial covenants, levels of construction and remodeling activities, Juno's ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, Juno's ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of Juno's new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

FINANCIAL AND OTHER INFORMATION

Juno's financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk are incorporated into this Information Statement by reference to Juno's Amended Annual Report on Form 10-K/A for the fiscal year ending November 30, 2003 (filed with the SEC on April 14, 2004), Juno's Annual Report on Form 10-K for the fiscal year ending November 30, 2003 (filed with the SEC on February 26, 2004) and Juno's Quarterly Report on Form 10-Q for the quarter ending February 29, 2004 (filed with the SEC on April 14, 2004).

By Order of the Board of Directors

George J. Bilek
Secretary

Des Plaines, Illinois
June ___, 2004